Pricing Supplement Dated December 8, 2023	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 1, 2021 and	Registration No. 333-260663
Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP #69371RS56

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ MUFG Securities Americas Inc.

☐ BofA Securities, Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☐ Mizuho Securities USA LLC

☐ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☒ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☐ Other:

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒  a fixed initial public offering price of 100.215% of the Principal Amount plus accrued interest from and including August 10, 2023.

Principal Amount: $100,000,000. The Notes constitute a further issuance of, and will be consolidated with, the $300 million aggregate principal amount of 5.050% Fixed Rate Medium-Term Notes, Series Q, due August 10, 2026 issued by the Company on August 10, 2023. The Notes will have the same CUSIP number as the previously issued 5.050% Fixed Rate Medium-Term Notes, Series Q, due August 10, 2026 and will trade interchangeably with the previously issued 5.050% Fixed Rate Medium-Term Notes, Series Q, due August 10, 2026 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $400 million.

Agent’s Discount or Commission: 0.200%

Net Proceeds to Company: $100,015,000 plus accrued interest from and including August 10, 2023

Original Issue Date of the Reopening: December 13, 2023 (T+3)

Final Maturity Date: August 10, 2026

Interest Payment Dates: Semi-annually on each February 10 and August 10, commencing February 10, 2024

Record Dates: January 27 and July 27 preceding the applicable Interest Payment Date

Interest Rate: 5.050% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form:  ☒    Book-Entry  ☐     Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about December 13, 2023.

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$50,000,000
TD Securities (USA) LLC	Bookrunner	$50,000,000

Total		$100,000,000

Other Provisions:

N/A